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EXHIBIT 99.1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

"Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. The words "believe," "expect," "anticipate," "intend," "forecast," "estimate," "project," and similar expressions identify forward-looking statements. Such statements may include, but are not limited to, the state of the electronic payments industry and competition within the industry; projections regarding specific demand for our products and services; the commercial feasibility of new products, services and market development initiatives; our future financial performance and financial condition; the adequacy of our current facilities and management systems infrastructure to meet our operational needs; the status of our relationship with and condition of third parties upon whom we rely in the conduct of our business; the sufficiency of reserves for assets and obligations exposed to revaluation; our ability to successfully expand our business; our ability to effectively hedge our exposure to foreign currency exchange rate fluctuations; our ability to sustain our current income tax structure; the impact of current litigation matters on our business; our ability to fund our projected and liquidity needs from cash flow from operations and our current cash reserves; and future access to capital on terms that are acceptable, as well as assumptions related to the foregoing. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or result to differ materially from those projected. Due to those and other uncertainties and risks, you are urged not to place undue reliance on our written or oral forward-looking statements. We undertake no obligation to update or revise this Cautionary Statement Regarding Forward-Looking Statements to reflect future developments. In addition, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements under the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and also include the following:

RISK FACTORS

RISKS RELATED TO OUR BUSINESS

WE HAVE INCURRED SIGNIFICANT LOSSES IN THE PAST. IF OUR FINANCIAL PERFORMANCE IS NOT IN LINE WITH INVESTOR EXPECTATIONS, THE PRICE OF OUR COMMON STOCK WILL SUFFER AND OUR ACCESS TO FUTURE CAPITAL MAY BE IMPAIRED.

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Although we had net income from continuing operations of $11.2 million for the year ended December 31, 2003, we incurred losses from continuing operations of $61.1 and $19.9 million for the years ended December 31, 2002 and 2001, respectively. If the results of our continuing efforts to improve profitability, increase our cash flow and strengthen our balance sheet do not meet or exceed the expectations of our investors or stock analysts, the price of our common stock will suffer.

WE EXPECT OUR RESULTS OF OPERATIONS TO VARY FROM QUARTER TO QUARTER AND, AS A RESULT, WE MAY NOT MEET THE EXPECTATIONS OF OUR INVESTORS AND STOCK ANALYSTS, WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FLUCTUATE OR DECLINE.

Our revenues and results of operations have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. You should not rely upon the results of one quarter as an indication of future performance. Our revenue and operating results may fall below the expectations of securities analysts or investors in some future quarter or quarters. Our failure to meet these expectations could cause the market price of our common stock to decline.

Our quarterly revenue and operating results may vary depending on a number of factors, including:

         -   variations in product mix, timing and size of fulfilled orders;

         - customer deferral of purchases in anticipation of future product or service enhancements;

         - accomplishment of certain performance parameters embedded in our service level agreements;

         -   the market's demand for new product offerings;

         -   delays in the delivery of our products and services;

         -   product returns;

         - incremental costs incurred as a result of product quality and/or performance issues;

         -   write-off of doubtful accounts receivable;

         -   inventory obsolescence;

         -   manufacturing or production difficulties;

         -   restructuring activities;

         - variations in income tax as a function of income recognition by tax jurisdiction;

         -   foreign currency exchange rate fluctuations;

         -   availability and cost of financing; and

         - industry and economic conditions, including competition, industry standards, product certification requirements, trade restrictions and other regulations.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS COULD SIGNIFICANTLY REDUCE OUR REVENUES AND PROFITS.

We have derived, and believe that we may continue to derive, a significant portion of our revenues from a limited number of large customers. For the fiscal year ended December 31, 2003, our two largest customers accounted for 16.3% of our net income from continuing operations, and our five largest customers accounted for 24.6% of our net income from continuing operations. As of December 31, 2003, three customers represented 54%, or $30.9 million, of our total backlog of $57.0 million. Our customers may buy less of our products or services depending on their own technological developments, end-user demand for our products and internal budget cycles. A major customer in one year may not purchase any of our products or services in another year, which may negatively affect our financial performance.

OUR PRODUCTS MAY CONTAIN DEFECTS THAT MAY BE DIFFICULT OR EVEN IMPOSSIBLE TO CORRECT. PRODUCT DEFECTS COULD RESULT IN SALES DELAYS, LOST SALES, DELAYS IN OUR COLLECTION OF RECEIVABLES AND CLAIMS AGAINST US.

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We offer technically complex products which, when first introduced or released in new versions, may contain software or hardware defects that are difficult to detect and correct. The existence of defects and delays in correcting them could result in negative consequences, including the following:

         -   delays in shipping products;

         -   loss of market acceptance for our products;

         -   product returns;

         -   additional warranty expense; and

         -   diversion of R&D resources from new product development.

Even though we test all of our products, defects may continue to be identified after products are shipped. In past periods, we have experienced various issues in connection with product launches, including the need to rework certain products and stabilize product designs. Correcting defects can be a time-consuming and difficult task. Software errors may take several months to correct, and hardware errors may take even longer. Such issues may result in sales delays, delays in the collection of receivables, cancellation of orders, and lost sales, which could adversely affect our results of operations, financial condition and future business.

WE MAY ACCUMULATE EXCESS OR OBSOLETE INVENTORY THAT COULD RESULT IN UNANTICIPATED PRICE REDUCTIONS AND WRITE DOWNS AND ADVERSELY AFFECT OUR RESULTS OF OPERATION AND FINANCIAL CONDITION.

Managing the proper inventory levels for components and finished products is challenging. In formulating our product offerings, we have focused our efforts on providing to our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products and components we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

         - the need to maintain significant inventory of components that are in limited supply;

         -   buying components in bulk for the best pricing;

         -   responding to the unpredictable demand for products;

         -   responding to customer requests for quick delivery schedules;

         -   failure of customers to take delivery of ordered products; and

         -   product returns.

If we accumulate excess or obsolete inventory, price reductions and inventory write downs may result, which could adversely affect our results of operation and financial condition.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY, OUR COMPETITORS MAY DEVELOP PRODUCTS SUBSTANTIALLY SIMILAR TO OUR PRODUCTS AND USE SIMILAR TECHNOLOGIES, WHICH MAY RESULT IN THE LOSS OF CUSTOMERS.

We rely on patent, copyright, trademark and trade secret laws, as well as confidentiality, licensing and other contractual arrangements, to establish and protect the proprietary aspects of our products. Our efforts may result in only limited protection, and our competitors may develop, market and sell products substantially equivalent to our products, or utilize technologies similar to those used by us. If we are unable to adequately protect our proprietary technology, these third parties will be able to compete more effectively against us, which could result in the loss of customers and adversely affect our business.

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OUR PRODUCTS AND OTHER PROPRIETARY RIGHTS MAY INFRINGE ON THE PROPRIETARY RIGHTS
OF THIRD PARTIES, WHICH MAY EXPOSE US TO LITIGATION.

Although we believe that our products do not infringe on any third party's patents, from time to time we have become involved in claims and/or litigation involving patents or proprietary rights. Patent and proprietary rights litigation entails substantial legal and other costs, and there can be no assurance that we will have the necessary financial resources to appropriately defend or prosecute our rights in connection with any such litigation. Responding to, defending or bringing claims related to intellectual property rights may require our management to redirect our human and financial resources to address these matters.

A DISRUPTION IN THE MANUFACTURING CAPABILITIES OF OUR THIRD-PARTY MANUFACTURERS OR SUPPLIERS WOULD NEGATIVELY IMPACT OUR ABILITY TO MEET CUSTOMER DEMANDS.

We rely on third-party manufacturers to manufacture and assemble our products. We also depend upon third-party suppliers to deliver components that are free from defects, competitive in functionality and cost, and in compliance with our specifications and delivery schedules. Since we generally do not maintain large inventories of our products or components, any termination of, or significant disruption in, our relationship with our third-party manufacturers or suppliers may prevent us from filling customer orders in a timely manner.

We have occasionally experienced, and may in the future experience, delays in delivery of products and delivery of products of inferior quality from third-party manufacturers. Although alternate manufacturers and suppliers are generally available to produce our products and product components, the number of manufacturers or suppliers of some of our products and components is limited, and qualifying a replacement manufacturer or supplier could take several months. In addition, our use of third-party manufacturers reduces our direct control over product quality, manufacturing timing, yields and costs. Disruption of the manufacture or supply of our products and components, or a third-party manufacturer's or supplier's failure to remain competitive in functionality, quality or price, could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis, which would have a material adverse effect on our business and financial performance.

FORCE MAJEURE EVENTS, SUCH AS TERRORIST ATTACKS, OTHER ACTS OF VIOLENCE OR WAR, AND HEALTH EPIDEMICS MAY AFFECT THE MARKETS IN WHICH OUR COMMON STOCK TRADES, THE MARKETS IN WHICH WE OPERATE AND OUR PROFITABILITY.

Domestic and international terrorist attacks, wars and regional conflicts may cause instability in the global financial markets, and contribute to downward pressure on securities prices of United States publicly traded companies, such as us. Future terrorist attacks or armed conflicts, and epidemics, such as SARS, could result in economic, political and other uncertainties that could adversely affect our revenues and operating results, and further depress securities prices, including the price of our common stock. Such events may disrupt the global insurance and reinsurance industries, and adversely affect our ability to obtain or renew certain insurance policies, and may result in significantly increased costs of maintaining insurance coverage. Further, we may not be able to obtain insurance coverage at historical or acceptable levels for all of our facilities. Future terrorist attacks, armed conflicts and epidemics could affect our domestic and international sales, disrupt our supply chain and impair our ability to produce and deliver our products. Such events could directly impact our physical facilities or those of our suppliers or customers in the United States and elsewhere. Our primary facilities include administrative, sales and R&D facilities in the United States, and manufacturing facilities in China. Acts of terrorism, wars and epidemics may make transportation of our supplies and products more difficult or cost prohibitive.

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IF WE CANNOT MANAGE THE ADDITIONAL CHALLENGES PRESENTED BY OUR INTERNATIONAL
OPERATIONS, OUR REVENUES AND PROFITABILITY MAY SUFFER.

For the year ended December 31, 2003, we derived approximately 67% of our total net income from continuing operations outside of the United States, principally in Latin America and Europe. We expect that international sales will continue to account for a significant percentage of our net income from continuing operations in the foreseeable future. Accordingly, we face numerous risks associated with conducting international operations, any of which could negatively affect our results of operations and financial condition. These risks include the following:

         -   changes in foreign country regulatory requirements;

         - various import/export restrictions and the availability of required import/export licenses;

         -   imposition of foreign tariffs and other trade barriers;

         -   political and economic instability;

         -   foreign currency exchange rate fluctuations;

         - availability of qualified staff with which to manage our foreign operations;

         - extended payment terms and the ability to collect accounts receivable; and

         -   the ability to repatriate cash.

Additionally, we are subject to the Foreign Corrupt Practices Act which may place us at a competitive disadvantage to foreign companies that are not subject to similar regulations.

WE SELL OUR POS PRODUCTS DIRECTLY TO END-USER MERCHANTS IN THE UNITED KINGDOM UNDER SALES-TYPE LEASES THAT ARE SUBJECT TO GOVERNMENTAL REGULATION AND INVOLVE A RISK OF DEFAULT THAT, IF EXCESSIVE, COULD RESULT IN A SUBSTANTIAL WRITE-OFF OF THAT LEASE PORTFOLIO AND IMPAIR OUR PROFITABILITY.

Our subsidiary in the United Kingdom sells POS equipment directly to end-user merchants under capital lease arrangements accounted for as sales-type leases. The customer base of this leasing business is characterized by higher incidences of delinquencies and defaults and is distinctly different from the Company's predominant customer base of large domestic and international financial institutions, electronic payment processors, independent sales organizations, distributors and resellers. We maintain an allowance for estimated uncollectible sales-type lease receivables at an amount that we believe is sufficient to provide adequate protection against losses in our sales-type lease portfolio. Our allowance is determined principally on the basis of historical loss experience and management's assessment of the credit quality of the sales-type lease customer base. The value of this lease portfolio and the profitability of this leasing activity could be substantially impaired if our existing lease loss reserves prove inadequate or future leases we originate experience a default rate greater than that for which we established reserves at the time of inception. This business activity is also subject to governmental regulation. Our failure to comply with such regulation could adversely affect our ability to enforce the sales-type leases, which could negatively impact our results of operation and financial condition.

IF WE FAIL TO RECOVER OUR CLAIM FOR APPROXIMATELY $6.7 MILLION OF REVENUE THAT WE BELIEVE IS DUE TO US UNDER THE TERMS OF OUR LONG-TERM CONTRACT WITH THE BRAZIL HEALTH MINISTRY, IT MAY HAVE A MATERIAL ADVERSE EFFECT OUR OPERATING RESULTS.

We are party to a long-term contract with the Brazil Health Ministry that requires substantial performance of customized software and hardware provided by us. Revenues under this contract have been less than 10% of total revenues for each of the fiscal years 2001 through 2003. We recognize revenues and an estimated gross profit upon the attainment of scheduled performance milestones under the percentage-of-completion method, since the contract contains well-defined performance milestones and we can make reasonably dependable estimates of the costs applicable to various stages of our contract.

The estimated gross profit recorded upon the attainment of scheduled milestones is based upon our estimate of the total gross profit to be recognized over the life of the long-term contract. Our gross profit estimates rely on our continuous estimates of total contract costs compared to contract revenue and any claims in excess of contract revenue where it is both probable the claims will result in additional contract revenue and the amount of the excess claim can be reliably estimated. Previously recognized gross profits and the valuation of deferred contract costs are subject to revisions as the contract progresses to completion and any claims for revenues in excess of the original contract are settled. Revisions in profit estimates and the valuation of deferred contract costs are charged to income in the period in which the facts that give rise to the revision become known.

The remaining milestones under the Brazilian Health Ministry contract are expected to be completed during 2004, as we are in the final maintenance phase of this contract. However, as of December 31, 2003, we have identified and made a claim for approximately $6.7 million of revenue in excess of the agreed contract. We believe it is probable our claim will result in additional revenue and have reasonably estimated such amount in accordance with applicable accounting standards. While the revenue related to these claims has not been recorded under our percentage-of-completion milestone approach, contract costs to be recovered by these revenue claims amounting to approximately $4.9 million have been deferred within other long-term assets at December 31, 2003 and 2002 and treated as normal costs of contract performance. If our revenue claim is denied or results in revenue less than our associated costs, our operating results would be significantly and adversely impacted.

ADVERSE RESOLUTION OF LITIGATION MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION.

We are party to litigation in the normal course of our business. Litigation can be expensive, lengthy and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution of a particular lawsuit could have a material adverse effect on our business, operating results, or financial condition. For additional information regarding certain of the lawsuits in which we are involved, see Item 3, "Legal Proceedings," contained in Part I of our most recent Annual Report on Form 10-K.

WE ARE DEPENDENT ON CURRENT MANAGEMENT AND KEY PERSONNEL. THE LOSS OF CERTAIN OF THESE INDIVIDUALS COULD CAUSE MATERIAL HARM TO THE OPERATION AND FUTURE PROSPECTS OF OUR BUSINESS.

Christopher Alexander, our Chairman, President and Chief Executive Officer, and John W. Smolak, our Executive Vice President and Chief Financial and Administrative Officer, are instrumental in the continuing development and operations of Hypercom. The loss of either of these key executives could have a material adverse effect on the operation and future prospects of our business.

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We also believe our future success will depend largely upon our ability to attract and retain highly-skilled hardware and software engineers, managerial, and sales and marketing personnel. We compete against numerous companies, including larger, more established companies, for our personnel. We do not know if we will be successful in attracting or retaining skilled personnel. Further, the loss of certain key employees or our inability to attract and retain other qualified employees could negatively affect our financial performance.

WE HAVE IN THE PAST AND MAY IN THE FUTURE MAKE ACQUISITIONS AND STRATEGIC INVESTMENTS, WHICH WILL INVOLVE NUMEROUS RISKS. WE MAY NOT BE ABLE TO ADDRESS THESE RISKS WITHOUT SUBSTANTIAL EXPENSE, DELAY OR OTHER OPERATIONAL OR FINANCIAL PROBLEMS.

We may acquire or make substantial investments in related businesses, technologies, products or services in the future. These acquisitions or investments involve various risks, such as:

         - the inability to assimilate the technologies, operations and personnel of the acquired business;

         - the potential disruption of our existing business, including the diversion of management attention and the redeployment of additional resources;

         -   the loss of key employees of an acquired business; and

         - an inability to obtain the desired strategic and financial benefits from the acquisition or investment.

Future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuance of our equity securities, our incurring of additional debt and contingent liabilities, and amortization expenses related to other intangible assets that could adversely affect our business, operating results and financial condition.

RISKS RELATED TO THE INDUSTRY

THE MARKETS IN WHICH WE COMPETE ARE HIGHLY COMPETITIVE, MATURING, AND SUBJECT TO PRICE EROSION.

The markets in which we operate are maturing and highly competitive. Increased competition from manufacturers or distributors of products similar to or competitive with our products, or from service providers that provide services similar to our services, could result in price reductions, extended terms, reduced margins and a loss of market share.

We expect to continue to experience significant and increasing levels of competition in the future. With respect to our POS payment system products, we compete primarily on the basis of ease-of-use, product performance, price, features, quality, the availability of application software programs, the number of third-party network host and telecommunication system certifications we have obtained for our products and application programs, rapid development, release and delivery of software products and customer support and responsiveness. Software products compete on the basis of functionality, scalability, quality and support.

         - In the POS terminal market, our global competitors are Ingenico, a France-based company, VeriFone, Inc., a privately-held domestic company, and Lipman, an Israel-based, publicly-held company. According to The Nilson Report (September 2003), the top three manufacturers (Hypercom, VeriFone and Ingenico) accounted for approximately 65% of POS terminals shipped in 2002, while 46 other manufacturers accounted for the remaining 35%. In any particular market, we may also find ourselves in competition with participants that compete on either a

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             regional or local country basis, within certain market segments or with a limited range of products and services.

         - In the multi-lane POS market, we offer terminals designed specifically for the multi-lane retailer environment. Our multi-lane terminals compete with integrated electronic cash register/POS terminal products from companies such as IBM, Siemens, NCR, ICL and Micros.

         - In the transaction network products market, our primary competitors are Cisco and UTStarcom, both of which are U.S.-based.

We often face additional competitive factors in foreign countries, including but not limited to preferences for national vendors, difficulties in obtaining required certifications, conformity with local government policies and trade practices, and compliance with the Foreign Corrupt Practices Act. Some of our competitors and potential competitors are more established, benefit from greater name recognition and have significantly greater resources than we do. Moreover, there are limited barriers to entry that could keep our competitors from developing products or services and technology similar to ours, or from selling competing products or services in our markets.

WE ARE SUBJECT TO INDUSTRY AND TECHNOLOGY CHANGES AND ARE DEPENDENT ON DEVELOPMENT AND MARKET ACCEPTANCE OF NEW PRODUCTS. IF WE ARE UNABLE TO ADEQUATELY RESPOND TO THESE CHANGES AND TO MARKET DEMANDS IN A TIMELY MANNER, OUR BUSINESS WILL NOT BE SUCCESSFUL.

The industry in which we operate is characterized by rapid changes in technology and numerous new product introductions. Our success depends to a large degree upon our continued ability to offer new products and enhancements to our existing products to meet changing market requirements, including conformity with imposed standards. The introduction of new products and technologies by third parties could have an adverse effect on the sales of our existing products and technologies. We cannot be certain of our ability to successfully:

         - identify, develop, or manufacture new products and technologies in a cost effective manner;

         - market or support these new products and technologies on a timely basis;

         -   eliminate defects in new products;

         -   gain market acceptance for the new products and technologies; or

         - respond to technological changes, new industry standards, and announcements of new products by competitors.

Developing new products and technologies is a complex, uncertain process requiring innovation and accurate anticipation of technological and market trends. When changes to the product line are announced, we will be challenged to manage possible shortened life cycles for existing products, continue to sell existing products and prevent customers from returning existing products. Our inability to respond effectively to any of these challenges may have a material adverse effect on our business and financial success. We may suffer other business and financial losses if we are not successful in marketing new products and responding to industry changes and new product introductions or enhancements by our competitors.

WE ARE SUBJECT TO EXTENSIVE INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS. OUR FAILURE TO PROPERLY COMPLY WITH THESE STANDARDS AND REGULATIONS COULD ADVERSELY AFFECT OUR PRODUCTION AND SALES.

Our product sales are subject to a substantial and complex array of industry driven standards and governmental regulation, both domestic and foreign, including:

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         -   industry standards imposed by EuroPay International, Mastercard
             International, VISA International, and others;

         - certification standards required for connection to some public telecommunications networks;

         -   Federal Communications Commission regulations;

         -   Underwriters Laboratories' regulations; and

         -   certification standards set by domestic processors.

Our failure to properly comply with these standards and regulations could result in lost product sales, significant costs associated with required remedial measures or production stoppages, any of which could have a material adverse effect on our business and financial performance.

RISKS RELATED TO OUR COMMON STOCK

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

The market price of our common stock has been, and is likely to continue to be, volatile. When we or our competitors announce new products, services, or customer orders, change pricing policies, experience quarterly fluctuations in operating results, announce strategic relationships, acquisitions or dispositions, change earnings estimates, experience government regulatory actions or suffer from generally adverse economic conditions, our stock price is often affected. Recently, companies similar to ours have experienced extreme price fluctuations, often for reasons unrelated to their performance.

WE ARE SUBJECT TO ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE LAW.

We have provisions in our certificate of incorporation and bylaws which:

         - make it more difficult for a third party to acquire control of us, and discourage a third party from attempting to acquire control of us;

         - may limit the price some investors are willing to pay for our common stock;

         - enable us to issue preferred stock without a vote of our stockholders or other stockholder action;

         - provide for a classified Board of Directors and regulate nominations for the Board of Directors;

         - make it more difficult for stockholders to take certain corporate actions; and

         -   may delay or prevent a change of control.

These and other provisions of our charter documents, as well as certain provisions of Delaware law, could delay or make more difficult certain types of transactions involving a change of control of Hypercom or our management. As a result, the price of our common stock may be adversely affected.

OUR STOCK PRICE COULD BE AFFECTED BECAUSE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK WILL BE AVAILABLE FOR SALE IN THE FUTURE.

As of March 5, 2004, we had 50,641,879 shares of our common stock outstanding, all of which have been listed for trading according to the rules of the New York Stock Exchange. We also had outstanding, as of March 5, 2004, options and warrants to acquire an additional 10,586,786 shares of our common stock. All of the shares underlying the outstanding options and warrants have been registered for resale. Future public sales of our common stock, or the availability of such shares for sale, including the shares subject to outstanding options and warrants, could adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

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WE DO NOT PLAN TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

We do not anticipate paying any dividends on our common stock for the foreseeable future.

RISKS RELATED TO OUR INDEBTEDNESS

OUR INDEBTEDNESS AND THE RESTRICTIONS IMPOSED BY THE TERMS OF OUR DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OUR ABILITY TO RESPOND TO CHANGES IN OUR BUSINESS.

As a result of the terms of our revolving credit facility and other indebtedness:

         - our vulnerability to adverse economic conditions and competitive pressures is heightened;

         - we are and will continue to be governed by restrictive covenants that limit our ability to incur additional indebtedness and require us to maintain a certain level of liquidity;

         - our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

         - we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

         - our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we were able to obtain additional financing, we may be required to use proceeds to repay a portion of our debt.